Filed pursuant to Rule 433
dated January 7, 2020
Relating to
Preliminary Pricing Supplement dated January 7, 2020
to Prospectus Supplement dated January 7, 2020 and
Prospectus dated November 17, 2017
Registration Statement No. 333-221639

Pricing Term Sheet for 3.150% Secured Medium-Term Notes, Series N, due January 1, 2050

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company
Trade Date: January 7, 2020

Original Issue Date/Settlement Date: January 9, 2020

Principal Amount: $300,000,000

Price to Public: 99.846% of Principal Amount, plus accrued interest, if any, from January 9, 2020 if settlement occurs after that date

Interest Rate: 3.150% per annum

Interest Payment Dates: January 1 and July 1, commencing July 1, 2020

Redemption: As specified in Preliminary Pricing Supplement dated January 7, 2019. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Maturity Date: January 1, 2050

CUSIP: 74456QCC8

Joint Book-Running Managers:
BNP Paribas Securities Corp. ($57,000,000)

Citigroup Global Markets Inc. ($57,000,000)

Mizuho Securities USA LLC ($57,000,000)

BNY Mellon Capital Markets, LLC ($40,500,000)

TD Securities (USA) LLC ($40,500,000)

Co-Managers:

CastleOak Securities, L.P. ($19,500,000)

PNC Capital Markets LLC ($19,500,000)

Academy Securities, Inc. ($9,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. toll free at (800) 854-5674, Citigroup Global Markets Inc. toll free at (800) 831-9146 or Mizuho Securities USA LLC toll free at (866) 271-7403.